Exhibit 16

[ARTHUR ANDERSEN LLP LETTERHEAD]

May 30, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir / Madam:

We have read paragraphs (a)(i) through (a)(v) of Item 4 included in the Form 8-K dated May 31, 2002, of ResortQuest International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Sincerely,

/s/ ARTHUR ANDERSEN LLP